UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2005

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York 1-10768 11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11711 West 79th Street, Lenexa, KS 66214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
(a)

On June 27, 2005, Mediware Information Systems, Inc. (the "Company") entered into an employment agreement (the "Agreement") with Matthew Peterson.

Pursuant to the Agreement, the Company will employ Mr. Peterson as Vice President and General Manager of the Operating Room Division. The term of employment under the Agreement is 2 years. The Agreement will automatically renew for successive 1 year terms unless either the Company or Mr. Peterson gives timely notice of non-renewal.

The Agreement provides for an annual base salary of $150,000 (subject to annual review) and a discretionary bonus of 50% of his then-current base salary per year during the term of the Agreement based on Mr. Peterson's achieving objectives established by the Company. If Mr. Peterson leaves the Company, the bonus for the year in which he leaves will be pro-rated in accordance with the actual number of days Mr. Peterson was employed during that fiscal year, except if Mr. Peterson resigns without cause or is terminated for cause pursuant to the Agreement, in which case no bonus will be paid.

Mr. Peterson has been granted 50,000 non-qualified options (the "Options") to purchase shares of the Company's common stock, par value $.10 per share ("Common Stock"), pursuant to the Company's 2003 Equity Incentive Plan, as amended (the "Plan"). The Options will be exercisable at $10.89 per share, the fair market value of the Common Stock on June 27, 2005 plus $.25. The Options vested and became exercisable immediately upon grant and are exercisable through June 27, 2010. However, subject to continued employment of Mr. Peterson, shares of Common Stock acquired upon exercise of the Options may not be sold or transferred until such restrictions are removed which shall occur in three equal installments on June 27, 2006, June 27, 2007 and June 27, 2008. In addition, upon an acquisition or sale of the Company, as defined in the Agreement (an "Acquisition"), any remaining share disposition restrictions lapse immediately.

In the event the Company requires Mr. Peterson to relocate, the Company will reimburse him for the reasonable out-of-pocket expenses, not to exceed $25,000 in the aggregate, of such move, which cost will be grossed up to compensate Mr. Peterson for any federal, state or local taxes incurred by him, including the cost of packing, insurance and transportation of his household goods. The Company will not reimburse Mr. Peterson for transaction fees, realty fees or taxes associated with the sale or purchase of Mr. Peterson's homes.

In addition to termination for disability, death or cause, the Agreement may be terminated by (i) the Company without cause upon 180 days prior written notice and (ii) Mr. Peterson without cause upon 90 days prior written notice. The Company may terminate Mr. Peterson's employment immediately upon written notice in connection with an Acquisition or sale of the Operating Room Division.

If the Company terminates Mr. Peterson's employment without cause, the Company will continue to pay his annual salary at the rate then in effect during the 180-day notice period and provide Mr. Peterson with certain health insurance coverage. If Mr. Peterson voluntarily resigns his employment, the Company will pay Mr. Peterson an amount equal to 3 months annual salary at the highest rate in effect during the term of employment and will provide Mr. Peterson with certain health insurance coverage. If a third party terminates Mr. Peterson due to an Acquisition, the Company will pay Mr. Peterson an amount equal to 12 months of his annual salary at the rate in effect at the date of termination. Until the earlier of the end of the 12 month period immediately following the termination of employment, or the commencement of the provision of health benefits by a successor employer, the Company will also pay for Mr. Peterson's full COBRA premiums, if he so elects COBRA.

If during the term of the Agreement and while Mr. Peterson is the general manager of the Operating Room Division substantially all of the assets of the Operating Room Division are sold to an unaffiliated third party, the Company will pay Mr. Peterson 1% of the amount the Company realizes in excess of $5 million dollars from the sale during Mr. Peterson's employment; provided that the amount so payable to Mr. Peterson may not exceed $100,000. If Mr. Peterson is terminated by the Company or the acquiring third party as a result of the sale of substantially all of the assets of the Operating Room Division, Mr. Peterson will be entitled to receive 12 months compensation at the rate in effect at the date of termination plus the full amount of his bonus potential for that fiscal year, payable by the Company or by the acquiring third party. Until the earlier of the end of the 12 month period immediately following the termination of employment, or the commencement of the provision of health benefits by a successor employer, the Company will also pay for Mr. Peterson's full COBRA premiums, if he so elects COBRA.

The Agreement provides for a 1 year non-compete covenant by Mr. Peterson following the date of termination of Mr. Peterson's employment with the Company, with certain exceptions, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10.58.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 27, 2005, the Company appointed Mr. Peterson as a Vice President of the Company, effective immediately.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.
Item 10.58	Employment Agreement between Mediware Information Systems, Inc. and Mathew Peterson dated June 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: June 30, 2005	By: /s/ George J. Barry George J. Barry Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
10.58	Employment Agreement between Mediware Information Systems, Inc. and Matthew Peterson dated June 27, 2005.